ARTICLES OF INCORPORATION
OF
GRANT HARTFORD CORPORATION

                WHEREAS, Brian A. Blevins, of the County of Missoula, State of Montana, desires to form a business corporation under the laws of the State of Montana, he does therefore make, sign, and acknowledge this certificate in writing which, when filed, shall constitute the Articles of Incorporation of this Corporation.

ARTICLE I
NAME OF CORPORATION

                The name of this Corporation shall be Grant Hartford Corporation.

ARTICLE II
TERM OF EXISTENCE

                The duration of this Corporation is to be Perpetual.

ARTICLE III
STOCK

                1.     The authorized capital stock of the said Corporation shall be one class of stock to be known as Common Stock, and the said Common Stock to be divided into 100,000,000 shares of no par value.

                2.     The Board of Directors shall be delegated the power to designate the manner of issuing and the sales price per share of the said Common Stock.

ARTICLE IV
PROVISIONS FOR REGULATION OF THE CORPORATION'S INTERNAL AFFAIRS

                1.     MEETINGS OF SHAREHOLDERS AND DIRECTORS.   Meetings of the shareholders and directors of this Corporation may be held either within or without the State of Montana at such place or places as may from time to time be designated in the bylaws or by resolution of the Board of Directors.

                2.     BYLAWS.   The initial code of bylaws of this Corporation shall be adopted by its Board of Directors. The power to amend or repeal the bylaws or to adopt a new code of bylaws shall be in the shareholders, but the affirmative vote of the holders of a simple majority of the shares outstanding shall be necessary to exercise that power. The bylaws may contain any provisions for the regulation and management of this Corporation which are consistent with the Montana Statutes applicable to business corporations and these Articles of Incorporation.

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                3.     CONTRACTS IN WHICH DIRECTORS HAVE AN INTEREST.   No contract or other transaction of this Corporation with any person, firm or corporation or no contract or other transaction in which this Corporation is interested shall be invalidated or affected by (a) the fact that one or more of the directors of this Corporation is interested in or is a director or officer of another Corporation, or (b) the fact that any director, individually or jointly with others, may be a party to or may be interested in the contract or transaction; and each person who may become a director of this Corporation is hereby relieved from any liability that might otherwise arise by reason of this contracting with this Corporation in which he may be interested.

                4.     QUORUM REQUIREMENTS FOR SHAREHOLDERS' MEETINGS.   At all meetings of shareholders, including adjourned meetings, the presence in person or by proxy of holders of a simple majority (50% plus one vote) of the outstanding shares entitled to vote shall constitute a quorum.

                5.     POWER TO DECLARE DIVIDENDS.   In furtherance and not in limitation of the powers conferred by the laws of the State of Montana, the Board of Directors is expressly authorized and empowered to determine whether any, and if any, what part, of the annual net profits of this Corporation or its assets in excess of its capital shall be declared in dividends and paid to the stockholders.

ARTICLE V
INITIAL REGISTERED OFFICE AND REGISTERED AGENT OF THIS CORPORATION

                The initial registered office of the said Corporation shall be 619 SW Higgins, Suite "O", Missoula, Montana 59803.

                The initial registered agent of the said Corporation shall be Brian A. Blevins, located at the registered office set forth above.

ARTICLE VI
INCORPORATOR

                The name and address of the incorporator are: Brian A. Blevins, 619 SW Higgins, Suite "O", Missoula, Montana 59803.

                IN WITNESS WHEREOF, the Articles of Incorporation have been executed in on the 12th day of March, 2007.

_____________________________________
Brian A. Blevins

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ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

                By my signature below, I, Brian A. Blevins, agree to accept appointment of registered agent for service of process of Grant Hartford Corporation until such time as I inform the Secretary of State of my resignation as registered agent of the above-named corporation chooses to appoint a new registered agent.

                DATED this 12th day of March, 2007.

_____________________________
Brian A. Blevins

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